Exhibit 99.1

Agreement Reached With U.S. Air Force

McLean, Virginia, April 13, 2012 — Booz Allen Hamilton’s San Antonio office has been removed from the U.S. government’s Excluded Parties List System (EPLS) and has regained full eligibility to compete for new contracts with the U.S. federal government. This results from Booz Allen having entered into an Administrative Agreement with the U.S. Air Force. Continuation of existing work was not impacted by the EPLS listing, which was in place from February 6, 2012 until today.

Booz Allen’s discussions with the U.S. Air Force arose from the actions of a former government employee hired by the firm who inappropriately retained and shared sensitive information about a pending government procurement that occurred in the firm’s San Antonio office in 2011, which was previously disclosed by the firm. In the Administrative Agreement, Booz Allen accepts responsibility for that incident and related matters and agrees to implement firm-wide enhancements to its ethics and compliance program, including future improvements identified by external advisors, to significantly mitigate the possibility of a re-occurrence of such issues.

During the three-year term of the Agreement, which runs from April 13, 2012 (or, if the Air Force determines at any time during such three years that Booz Allen is not fully compliant with the Agreement, from the reestablishment of full compliance as determined by the Air Force), Booz Allen has agreed, among other things, to file quarterly reports with the U.S. Air Force regarding the firm’s implementation of the remedial measures and also adhere to a number of provisions relating to enhanced disclosure of employee misconduct or violations of the firm’s ethics and compliance program. A copy of the Administrative Agreement will be filed with the Securities and Exchange Commission on Form 8-K.

Booz Allen is proud of its reputation for high ethical standards built over nearly 100 years of service to government and commercial clients. Booz Allen’s San Antonio office, with its team of approximately 700 highly skilled staff, was named a Best Place to Work in 2011 by the San Antonio Business Journal, and employees are passionate about client service and community service. The Leukemia & Lymphoma Society named a research grant in Booz Allen’s honor based on the dramatic fundraising and event management success led by the firm’s San Antonio office.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of $5.59 billion for the 12 months ended March 31, 2011.

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